                                                               Exhibit 10.07(c)


                            THE HUNTER GROUP, INC.
                             EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective this 24th day of February, 1997, between The Hunter Group, Inc. ("Hunter"), and Loren D. Burnett ("Employee"), a resident of the State of Maryland. Hunter and Employee agree as follows:

1. Services. Employee agrees to perform for Hunter such duties which are consistent with Employee's background, skills, and job responsibilities as shall be reasonably assigned to him/her from time to time by Hunter.

2. Compensation. Subject to this Agreement, Employee shall be entitled to the compensation and benefits described in the Offer Letter, a copy of which is attached hereto as "Exhibit A".

3. Employee's Authority to Bind the Corporation. Employee will not pledge the credit of Hunter, nor enter into any contract or agreement on behalf of Hunter, without its prior written consent.

4. Rights to Work Product. Hunter shall own all rights, title and interest in any work product which is conceived or produced by Employee during the term of his/her employment or with the use or assistance of Hunter's facilities, materials, or personnel. Such work product shall be considered "work made for hire" unless otherwise agreed in writing by the parties.

5. Protection of Confidential Information. Employee acknowledges that he/she will acquire access to Confidential Information belonging to Hunter or Hunter's clients or third parties. Such Confidential Information shall be kept in absolute confidence, both during employment and after termination of employment. "Confidential Information" shall mean any information not generally known in the relevant trade or business which was obtained from Hunter or its clients, or was learned, discovered, conceived, originated or prepared as a result of performing any services for or on behalf of Hunter, including but not limited to information relating to existing or contemplated products, services, technology, designs, processes or formulae and information relating to business plans and strategies, customer lists, customer requirements or supplier information. "Confidential Information" shall also include pricing information and billing rates; phone directories, employee lists and contact information; compensation arrangements and employment terms; financial data, operational plans and sales strategies. Employee agrees that he/she will not, at any time, disclose to others, use for his/her own benefit or otherwise appropriate or copy any such Confidential Information, whether or not developed by Employee, except as required in Employee's duties to Hunter. This shall not apply to any information that is or becomes generally available to the public, is obtained by Employee from a third party having the right to disclose such information, or is required by law, governmental order or decree to be disclosed by Employee.

6. Preserving Confidentiality of Tangible and Intangible Items. Employee agrees to comply with any and all procedures of Hunter to preserve Confidential Information.

7. Covenants Regarding Business of Hunter. Employee acknowledges that by the nature of its business, Hunter has a legitimate and protectable interest in its clients and employees. Employee agrees that he/she shall not interfere with, disrupt or attempt to disrupt the relationship between Hunter and any client, contractor, supplier, consultant or employee of Hunter. This provision shall survive the termination of this Agreement. Employee further agrees that during the term of Employee's employment and for a period of


                                       (1)

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twelve (12) months thereafter, he/she will not directly or indirectly, either as an individual or as an agent, employee, director, shareholder, or consultant of any other entity, or in any other capacity, take or engage in any of the following actions specified below without written approval from
Hunter:

     a. Solicitation of Employees. Employee shall not employ, solicit, nor aid or assist any other person or entity in employing or soliciting, the services of any employee or agent of Hunter.

     b. Solicitation of Clients. Employee shall not render, directly or indirectly, as an employee or otherwise, any services similar to those provided by Hunter to a client or active prospect of Hunter, including any entity which has been a client of Hunter within the six months preceding the Employee's termination. Employee shall not contact any such clients or active prospects of Hunter for the purposes of soliciting business, nor shall employee aid or assist any other person or entity in such contact. This paragraph shall not preclude Employee from working for a client in any administrative, finance, accounting, or executive management role.

8. Duties Upon Termination of Employment. Upon termination of his/her employment with Hunter for any reason, Employee agrees to deliver to Hunter all keys, credit cards, motor vehicles, computers, telephones, peripheral devices, software, telephone and voice mail directories, policy and procedure manuals, books, proposals, writings, designs, documents, records, data, memoranda, computer source code and object code listings, file layouts, record layouts, system design information, models, manuals, documentation, notes, and other materials of any nature which are in his/her possession or control and copies thereof, including all Confidential Information (collectively, the "Materials"). Employee agrees and hereby authorizes Hunter to withhold payments of any salary, expense reimbursement or other sums due Employee until all such Materials have been returned in good working order. Employee further agrees to retain in the strictest confidence all Confidential Information.

9. Notice. Employee agrees to provide as much advance notice as possible, but not less than four (4) weeks written notice, of his/her termination. During such notice period, Employee agrees to carry out his/her duties in a professional and conscientious manner.

10. Reimbursement for Training Costs. Employee acknowledges that Hunter may be incurring substantial costs for providing additional training to Employee during the course of his/her employment. If Employee voluntarily terminates within the first two (2) years of his/her employment, Employee agrees to reimburse Hunter for the costs of tuition, registration, lodging, travel, meals, and related expenses directly incurred in connection with such training during the most recent six (6) months prior to the date of his/her termination. Employee agrees that Hunter may deduct such costs from any salary, expense reimbursement or other sums due to Employee. If additional sums are due and owing to Hunter, Employee shall pay such amount to Hunter on or before the date of termination, unless otherwise agreed in writing by both parties.

11. Assignment. This Agreement may be assigned by Hunter.

12. Right to Injunctive Relief. Employee's strict compliance with certain provisions of this Agreement is necessary to preserve and protect the goodwill and proprietary rights of Hunter, its clients and others, and to prevent other enterprises engaged in business and activities which are competitive with the business conducted by Hunter from obtaining an unfair competitive advantage over Hunter. Any failure by Employee to comply with these provisions will result in irreparable and continuing damage to Hunter for which there will be no adequate remedy at law. In the event that Employee


                                        (2)
does not comply with the provisions of paragraphs 5 through 8 of this Agreement, Hunter shall be entitled to injunctive relief and to such other further relief as may be necessary or appropriate.

13. Other Agreements. Employee's execution of this Agreement and the performance of his/her services for Hunter is not, and will not be, knowingly in violation of any other contract, agreement or understanding to which he/she is a party.

14. Severability. If it is determined that any provision herein contained is unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

16. Arbitration. Hunter and Employee agree that any dispute arising under this Agreement will be resolved by binding arbitration in Baltimore, Maryland, except as provided in paragraph 12 of this Agreement.

17. Guarantees; Term of Employment. Nothing in this Agreement shall be construed as a guarantee of employment by Hunter and it is specifically acknowledged that Employee's employment is at will and can be terminated at any time and for any reason.

18. Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and exclusive agreement between them which supersedes all agreements, oral or written, and all other communications between them relating to employment with The Hunter Group. This Agreement shall not be amended except in a writing executed by both parties.


                                    Employee:


Date:  2/21/97                             /s/ L. D. Burnett
       -------                         ---------------------------------
                                       By: Loren D. Burnett, CPA


                                       THE HUNTER GROUP, INC.

Date:  3/7/97                              /s/ Terry L. Hunter
       ------                          ---------------------------------
                                       By: Terry L. Hunter
                                       President and Chief Executive Officer


                                     (3)

                                  [LETTERHEAD]

                                                                     Exhibit A

                                 February 20, 1997

Loren D. Burnett, CPA
14429 Sylvan Drive
North Potomac, MD 20878                         via fax (301) 424-7437

Dear Loren:

I am pleased to confirm our offer for you to join The Hunter Group as Senior Vice President and Chief Financial Officer. In this role you will be working with me and the The Hunter Group's executive team to plan, develop and manage THG's next stage of growth. You will be based in our Baltimore headquarters and will be reporting to me.

Your base salary will be $14,000.00 per month paid semi-monthly on the 22nd and 7th days of the month for the pay periods ending on the 15th and last day of the month, respectively. As part of Hunter's management team, you will share in the perquisites and rewards commensurate with your role and performance including management bonuses and stock option programs. You will also be eligible for vacation, personal and sick leave, and holiday pay according to Hunter's Paid Time Off (PTO) policy. Eligibility requirements and other highlights of our benefit plans are detailed in the attached summaries. Please note that some of the benefit plans are optional, with a contribution required on your part should you elect to participate.

Loren, you will need to sign an employment agreement. As much as we dislike the formality, it is required to protect your interests and rights, as well as those of The Hunter Group, its clients and prospects, and the vendors we work with and support. The employment agreement is enclosed for your signature and must be signed on or before the date you commence employment with us. Don't hesitate to ask if you have any questions or concerns; we will be pleased to discuss any of its provisions with you.

Over the past few weeks there have been a number of discussions about the details of our working relationship. Rather than address these here, I've itemized them in the attached addendum.

This employment offer is extended to you until February 21, 1997, at which time it expires if not accepted. Based on our understanding of your current obligations, we are expecting you to start on or before February 24, 1997. We have a 2-day management meeting in Palm Springs February 27-28 and would expect you to participate. Please sign one copy of this letter indicating your expected start date and return it to me in our Baltimore office.

Loren D. Burnett, CPA
February 20, 1997
Page 2

Your employment with The Hunter Group should offer you the challenges and rewards you seek. We look forward to working with you, and to the success of our mutual endeavors.

                                       Sincerely,


                                       /s/ Terry Hunter
                                       Terry L. Hunter
                                       President and Chief Executive Officer

TLH/lac

Enclosure:     Employment Agreement
               Benefits Information

cc:            Personnel

Accepted:

/s/ L.D. Burnett                Dated: 2/21/97
------------------------------         -------
Loren D. Burnett, CPA

Expected start date: 2/24/97
                     -------

     ###-##-####
----------------------------
Social Security #

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Addendum to offer letter dated February 20, 1997

1. Vacation: you have 2 weeks vacation planned for March 17-28; you will be able to "borrow" time under our PTO policy. (Our policy does not explicitly say Officers start off with 22 paid days of PTO, but its understood you will accrue this balance.)

2.  Parking: standard Hunter policy for officers - paid by company.

3. Professional Memberships: standard Hunter policy for officers - dues paid by company; meeting expenses reimbursed. We will look into Center Club membership to determine availability.

4. Car Phone: the company will reimburse you for monthly cellular phone expenses. There is no Hunter policy on this subject, but practice has been to encourage productive use of executives' commute time.

5. Role and responsibilities: in addition to those finance and accounting-related responsibilities typically a part of a CFO's job, you will also have responsibility for treasury functions, corporate-office administration including facilities management and administrative staff, information technology infrastructure and staff, and corporate-wide benefits and personnel policy administration until a Human Resource executive has been hired.

    Benefits and personnel policy decisions are generally made by an ad hoc executive committee, and people management, except for those direct and indirect reports to the CFO, remain the responsibility of regional and/or practice managers.

6. Member of Board: upon receiving your written acceptance of this employment offer, I will take the necessary steps to have you become a member of the Hunter's Board of Directors.

7. Commuting Allowance: the company will reimburse you for automobile mileage in excess of 50 miles round-trip, for using your personal automobile, or at cost for public transportation. Reimbursement for automobile mileage will be at the IRS-approved rate, currently 31.5 cents per mile.

8. Performance Bonuses: provided you are an active employee of the company when payments are made, you will be entitled to bonus distributions commensurate with you peers. Typically, bonuses to executives are paid in early December, however, we are looking into semi-annual bonus distributions. Provided the company meets revenue and profit goals, we would expect your bonus for 1997 to be approximately 40% of W-2 earnings.

9. Stock Options: our offer to you includes an option to acquire .70% of Hunter stock (approximately 2,492 shares) at the current market value on March 1, 1997, as defined in The Hunter Group's 1997 Employee Stock Option Plan. The options will mature as follows:

               20% of available shares upon completion of 12 months service
              +35% of available shares upon completion of 24 months service +45% of available shares upon completion of 36 months service
              ----
              100%

    In the event of an IPO or change-of-control event, the options will fully vest on the date the transaction is completed.

    In the event of your death or incapacitating disability, the current year's portion of the option--e.g., 1st year 20%; 2nd year 35%; 3rd year 45%--will immediately mature, that is, the remaining period of employment to complete that year's vesting will be waived. Vesting beyond that year will not continue, however.

10. Safety Net: in the event Hunter should merge with or be acquired by another entity and there be a change in ownership and your position is eliminated or otherwise changed in such a manner as to radically alter your responsibilities, and you are asked or choose to leave the Company, you will be provided severance consideration in the form of salary continuation, for a period of up to nine (9) months from the date of separation and until you have secured other employment. Alternatively, you may request severance payment as a lump sum whereby the Company will pay you the equivalent of six (6) months salary.

11. 401(k) match consideration: Hunter's plan does not allow you to receive matching contributions until one year of service, thus depriving you of both the matching amount (1/2 of your contribution) and the pre-tax nature of the combined contribution.

    During the one-year period of no-match, Hunter will pay you an equivalent amount of the match based on your actual 401(k) contribution. e.g., if you are contributing 10% of pay to the 401(k) plan, you would get the 50% match or 5% of pay.

    This "match" will occur outside the plan and be made quarterly as an addition to payroll. It will be taxable compensation and the amount of the "match" will be subject to the normal maximum contribution tests of the plan and related tax provisions.

12. In the event your employment is terminated by Hunter for any reason other than for cause or as a result of an acquisition or merger as described in paragraph 10 above, you will be provided severance consideration in the form of salary continuation for six (6) months from the date of separation and until you have secured other employment; alternately, you may request severance payment as a lump sum whereby the Company will pay you the equivalent of three (3) months salary.